Exhibit 4.3

SECOND AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

By and Among

E2open, Inc.

and

The parties listed on Schedule I hereto

Dated as of June 27, 2005

As amended October 31, 2006

As amended February 2, 2007

As amended October 3, 2007

As amended January 8, 2008

As amended February 27, 2008

As amended June 27, 2008

As amended July 8, 2008

As Amended December 9, 2008

As Amended March 15, 2010

As Amended October 5, 2010

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7.11	Severability	23
7.12	Aggregation of Shares	23
7.13	Waiver of Partition; Nature of Interest	23
7.14	Confidentiality	24
7.15	Applicable Law	24
7.16	Dispute Resolution; Waiver of Jury Trial	25
7.17	Public Announcements	26
7.18	Successors and Assigns	26
7.19	Additional Purchasers	26
7.20	Pay to Play	26

SCHEDULES

SCHEDULE I	Stockholders and Notice Information
SCHEDULE II	Significant Stockholders

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THIS SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT dated as of June 27, 2005, as amended on October 31, 2006, February 2, 2007, October 3, 2007, January 8, 2008, February 27, 2008, June 27, 2008, July 8, 2008, July 21, 2008, December 9, 2008 March 15, 2010 and October 5, 2010 is entered into by and among E2open, Inc., a Delaware corporation, and the parties listed on Schedule I hereto.

PRELIMINARY STATEMENT

WHEREAS, some of the Stockholders are parties to the Amended and Restated Stockholders Agreement dated as of August 10, 2004 by and among the Company and the Stockholders listed on Schedule I thereto (“Prior Agreement”);

WHEREAS, certain of the Stockholders are providing funding to the Company on or about the Execution Date in exchange for Senior Preferred; and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement in the manner set forth this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.01 Definitions. The following terms shall have the following meanings for the purposes of this Agreement.

“Additional Purchaser” has the meaning given to such term in the Senior Preferred Purchase Agreement.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Second Amended and Restated Stockholders Agreement, as the same may be amended or otherwise modified from time to time in accordance with the terms hereof.

“Business Combination” means, with respect to the Company or any Significant Subsidiary (the “subject company”), (i) any merger, consolidation or other business combination of the subject company with or into any other Person or any merger, consolidation or other business combination of any Person with or into the subject company, if as a result of such transaction the Authorized Persons would own, directly or indirectly on a fully diluted basis, less than ninety percent (90%) of the equity of the entity surviving such merger, consolidation or other business combination (assuming the exercise of all outstanding options, warrants or other rights to acquire equity in such entity) or less than ninety percent (90%) of the voting power of the entity surviving such merger, consolidation or other business combination (assuming the exercise of all outstanding options, warrants or other rights to acquire equity in such entity) or, in the case of a merger, consolidation or other business combination involving the Company, the Company is not the surviving entity of such business combination, (ii) any sale, lease, exchange, Transfer or other disposition, in a single transaction or series of related transactions, of a substantial portion of the assets of the subject company to any Person other than (A) Permitted Technology Transfers or (B) sales, leases, transfers or other dispositions in the ordinary course of the subject company’s business, or (iii) any sale, lease, exchange, Transfer or other disposition, in a single transaction or series of related transactions, of a substantial portion of the assets of any Person to the subject company, if as a result of such transaction the Authorized Persons would own directly or indirectly on a fully diluted basis, less than ninety percent (90%) of the equity of the subject company or less than ninety percent (90%) of the voting power of the subject company, other than (A) Permitted Technology Transfers or (B) sales, leases, exchanges, Transfers or other dispositions in the ordinary course of the Company’s business, but in the case of each of the foregoing clauses (ii) and (iii), excluding any transaction referred to in paragraph (a) or (e) of Section 4.02 that may be effected without approval of the Required Stockholders pursuant to Section 4.02. For the purposes of this definition, “Authorized Persons” means the Persons that hold, as of immediately prior to the consummation of such Business Combination, outstanding Shares (assuming the exercise of all outstanding options, warrants or other rights to acquire Shares).

“Business Day” means any day other than a Saturday, a Sunday or a United States federal holiday.

“Bylaws” means the bylaws of the Company, as in effect from time to time.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as in effect from time to time.

“Class” means each class established with respect to a Share, whether such Share is a share of Series AA Preferred, Senior Preferred or Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means shares of the Company’s Common Stock, $0.001 par value.

“Company” means E2open, Inc., a Delaware corporation, as such corporation may from time to time be constituted.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Execution Date” means the date of this Agreement.

“Fiscal Year” means the fiscal year of the Company for tax and accounting purposes, which shall be the 12-month (or shorter) period ending on the last day of February of each year.

“GAAP” means United States generally accepted accounting principles.

“Holder” means any Person that holds a Share and has not received such Share in violation of any provision of this Agreement or the Bylaws.

“IPO” means the initial primary public offering of the common equity of the Company, or any successor-in-interest to the Company, pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act, whether alone or in conjunction with a secondary public offering.

“Permitted Technology Transfer” means (a) the grant by any Person to the Company or any Subsidiary of an exclusive or non-exclusive license or other exclusive or non-exclusive right to use such Person’s intellectual property, including the payment of consideration therefor, or (b) the grant by the Company or any Subsidiary of a non-exclusive license or other non–exclusive right to use the intellectual property of the Company or any Subsidiary, including the payment of consideration therefor.

“Permitted Transferee” means, with respect to a Stockholder, any Person to whom such Stockholder Transfers Shares pursuant to a Transfer that complies with the Bylaws.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, trust or other organization, whether or not a legal entity, and any governmental authority.

“Preferred Stock” means shares of the Company’s Preferred Stock, $0.001 par value, whether Series AA Preferred or Senior Preferred.

“Principal Financial Investor” means collectively Crosspoint Venture Partners 2000, L.P., a Delaware limited partnership, and Crosspoint Venture Partners 2000 (Q), L.P., a Delaware limited partnership.

“Qualified IPO” has the meaning given to such term in the Certificate of Incorporation.

“Major Stockholder” means, with respect to any issue, at any time, a Series AA Stockholder or a Stockholder that purchased at least $5,000,000 of outstanding Senior Preferred shares or holds any outstanding Series AA Preferred shares.

“Required Stockholders” means, with respect to any issue, at any time, Stockholders holding a majority of the issued and outstanding Preferred Stock held by Stockholders entitled to vote on such issue at such time.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Series AA Preferred” means shares of the Company’s Series AA Preferred Stock, $0.001 par value.

“Series AA Stockholder” means a Stockholder that holds outstanding shares of Series AA Preferred or securities convertible into or exercisable for shares of Series AA Preferred.

“Senior Preferred Purchase Agreement” means the Senior Preferred Purchase Agreement of even date herewith by and among the Company and the Stockholders who purchased Senior Preferred pursuant thereto.

“Senior Preferred” means shares of the Company’s Series BB Preferred Stock, par value $0.001, or Series CC Preferred Stock, par value $0.001, or both.

“Share” means a share of Common Stock or Preferred Stock. For purposes of Section 2.03 and Article V of this Agreement, “Shares” shall mean shares of, or securities convertible into or exchangeable or exercisable for any shares of, the Company’s capital stock.

“Significant Stockholder” means each Holder that has signed this Agreement on or after June 27, 2005 and that held at such time of signing one percent (1%) or more of the Company’s outstanding shares of capital stock.

“Significant Subsidiary” means each Subsidiary to which the Company has directly or indirectly contributed, loaned and/or advanced at least $9,500,000, as determined in accordance with GAAP, provided any Subsidiary formed or acquired subsequent to the time that all Subsidiaries that are not Significant Subsidiaries have received aggregate capital contributions, loans and/or advances greater than $30,000,000 shall be deemed a Significant Subsidiary. Notwithstanding the foregoing sentence, (A) each Subsidiary shall be deemed to be a Significant Subsidiary unless and until such time that the Company declares, in compliance with the restrictions above, that such Subsidiary is not a Significant Subsidiary and (B) any Subsidiary that is not a Significant Subsidiary shall be deemed to be a Significant Subsidiary on and after the date that such Subsidiary has a fair market value in excess of the greater of (i) $40,000,000 or (ii) fifteen percent (15%) of the fair market value of the Company and its Subsidiaries, taken as a whole, as determined in each case in good faith by the Board of Directors. The Board shall be required to renew or update its valuation of any Subsidiary that is not a Significant Subsidiary immediately prior to the taking of any action with respect to such Subsidiary if, assuming such Subsidiary were a Significant Subsidiary, such action would require the approval of the Required Stockholders pursuant to Section 4.02(c) or 4.02(f). The burden of proving the fair market value of any Subsidiary or the Company shall be on a party challenging the valuation of such Subsidiary or the Company by the Board of Directors. For the purposes of this definition, the fair market value of any securities of the Company or any Subsidiary issued in connection with any merger, consolidation or other business combination of a Subsidiary shall be deemed to be contributed to the Subsidiary engaging in such merger, consolidation or other business combination.

“Specified Acquisition” means any purchase, lease, or other acquisition of property (or any series of related purchases, leases or other acquisitions of property), including by way of merger, consolidation or other business combination, by the Company or any Subsidiary (collectively, an “acquisition”) other than (a) any purchase, lease, Transfer or other transaction in the ordinary course of the Company’s business, (b) any Permitted Technology Transfer, or (c) any transaction approved or ratified by the Required Stockholders pursuant to the provisions hereof.

“Stockholder” means each of the Persons listed on Schedule I hereto.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Transfer” means, with respect to any item of property, any direct or indirect sale, exchange, transfer, assignment, pledge, hypothecation or other disposition of all or any portion of such item of property to another Person, provided that any such transfer of a Share or a derivative thereof resulting from the death of a Stockholder that is a natural Person to any Person that is a member of such Stockholder’s family group shall not be a Transfer. When used as a verb, the term “Transfer” shall have a correlative meaning. For the purposes of this definition, “family group” means, with respect to an individual, (a) such individual’s spouse, siblings, ancestors and/or descendants and (b) any trust solely for the benefit of such individual’s spouse, siblings, ancestors and/or descendants, in each case, whether natural, by marriage or adopted.

“wholly owned subsidiary” means, with respect to any Person, a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing all of the equity and all of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“80% parent” on any date shall mean, with respect to a Stockholder, a Person that, directly or indirectly owns, controls, or holds securities representing at least eighty percent (80%) of the equity and at least eighty percent (80%) of the ordinary voting power or, in the case of a partnership, at least eighty percent (80%) of the general partnership interests of such Stockholder on such date.

“80% subsidiary” on any date shall mean, with respect to a Stockholder, a Person, of which securities representing at least eighty percent (80%) of the equity is and at least eighty percent (80%) of the ordinary voting power is or, in the case of a partnership, at least eighty percent (80%) of the general partnership interests are, directly or indirectly owned, controlled or held by such Stockholder on such date.

1.02 Other Definitions.

Term	Definition
Additional Transfer Notice	Section 5.01(c)
Appraiser	Section 2.03(c)
CEO Director	Section 4.01(a)
Confidential Information	Section 7.14
Directors	Section 4.01
FAA	Section 7.15
Fully Participating Stockholder	Section 5.01(d)(ii)
ICC	Section 7.16
INVESCO Director	Section 4.01(a)
Independent Director	Section 4.01(a)
Management Plans	Section 2.01
Offered Shares	Section 5.01(a)
Overallotment Notice	Section 5.01(d)(ii)
Participating Stockholder	Section 5.01(d)
Participating Stockholder Notice	Section 5.01(d)
Participating Stockholder Overallotment Notice	Section 5.01(d)(ii)
Preemptive Notice	Section 2.03(b)
Preemptive Stockholder	Section 2.03(b)
Prohibitive Transfer	Section 5.05(b)
Prime Rate	Section 2.03(b)
Remaining Shares	Section 5.01(c)
Rules	Section 7.16
Selling Holder	Section 5.02(a)
Selling Stockholder	Section 5.01(a)
Series AA Preferred Director	Section 4.01(a)
Transfer Notice	Section 5.01(a)

1.03 Terms Generally. (a) Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any definition of, or reference to, any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, subject to any restrictions on such amendments, supplements or modifications set forth herein.

(b) As used in this Agreement, all references to “majority in interest” or “plurality in interest” of the Stockholders (or any Stockholders holding any particular Class of Shares) and phrases of similar import shall be deemed to refer to a percentage of the Shares (or Shares of a particular Class) held by such Stockholders immediately prior to the event or time with respect to which such reference is being made.

ARTICLE II

Permitted Issuances and Repurchases; Preemptive Rights

2.01 Management Shares. The Company may from time to time issue shares of Common Stock (including options, warrants and other similar rights to purchase shares of Common Stock) to certain officers and employees of, and consultants and advisors to, the Company pursuant to one or more equity participation plans or other written agreements adopted by the Board of Directors for such purpose (collectively, the “Management Plans”).

2.02 Management Interests. In the event that any officer, employee or consultant of the Company ceases to be employed by the Company or any Subsidiary for any reason, whether voluntarily or involuntarily (including as a result of death or disability), subject to any agreement between the Company and such officer, employee or consultant approved by the Board of Directors, the Company shall have the right to purchase, retire, cancel or otherwise obtain the Shares issued to such officer, employee or consultant in accordance with the terms and conditions of the Management Plans. Shares may be pledged to secure debt obligations in connection with the purchase of Shares pursuant to a Management Plan approved by the Board of Directors.

2.03 Preemptive Rights. (a) In connection with any issuance or sale of additional Shares by the Company (other than any issuance pursuant to Section 2.01 or as provided in the last sentence of this Section 2.03(a)), each Major Stockholder shall have the right to purchase, on the same terms and at the same purchase price per Share offered to each offeree, a percentage of such additional Shares equal to (i) the sum of such Major Stockholder’s Shares (including Shares issuable upon the exercise or conversion of outstanding securities) and any Shares previously received pursuant to this Section 2.03 divided by (ii) the total number of Shares outstanding immediately prior to such issuance or sale. The foregoing preemptive rights shall not apply to (i) the issuance of securities in connection with acquisition or strategic partnership transactions approved by the Board of Directors, (ii) the issuance of Shares in connection with a Qualified IPO, (iii) the issuance of securities pursuant to stock splits, stock dividends or similar transactions, (iv) the issuance of Shares upon conversion of any Preferred Stock, (v) the issuance of securities pursuant to currently outstanding options, warrants, notes or other rights to acquire securities of the Company, (vi) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions that are approved by the Board of Directors and are for other than primarily equity financing purposes or (vii) the issuance of additional Senior Preferred pursuant to Section 1.3 of the Senior Preferred Purchase Agreement.

(b) The Company shall deliver written notice (a “Preemptive Notice”) to each Major Stockholder having a preemptive right pursuant to paragraph (a) above (a “Preemptive Stockholder”) of any proposed issuance or sale of additional Shares by the Company (except as otherwise provided in Section 2.03(a)), including the applicable purchase price, aggregate amount offered, number and class of Shares available to such Preemptive Stockholder, name(s) of proposed offeree(s), proposed closing date and time for the issuance thereof (which shall be not less than forty–five (45) days from the date such notice is deemed to have been given pursuant to Section 7.03) and any other material terms and conditions of the offer. Within thirty (30) days from the date that the Preemptive Notice is deemed to have been given pursuant to Section 7.03, any Preemptive Stockholder wishing to exercise its preemptive right concerning such additional Shares shall deliver written notice to the Company setting forth the amount of such Shares which such Preemptive Stockholder commits to purchase (which may be for all or any portion of such Shares offered to such Preemptive Stockholder). Each Preemptive Stockholder so exercising its right under this Section 2.03 shall be entitled and obligated to purchase the number of Shares specified in such Preemptive Stockholder’s notice on the terms and conditions set forth in the Preemptive Notice. If such Preemptive Stockholder is unable to purchase such Shares at the time and date set forth in such Preemptive Notice, after using commercially reasonable efforts to do so, solely because of its failure to receive governmental approvals or permits required to transfer funds to be used for the purchase of such Shares, such Preemptive Stockholder may, by notice to the Company before such time and date, delay the time and date of purchasing such Shares by up to fifteen (15) days, provided that the purchase price for such Shares shall increase at an annualized rate equal to (i) the prime rate reported in the Eastern Edition of The Wall Street Journal on the date such payment was originally due (the “Prime Rate”) plus (ii) three percent (3%) from the date such payment was originally due until the date of actual payment. Any additional Shares for which a Preemptive Stockholder does not exercise its preemptive right may be issued or sold by the Company free and clear of the rights of the Preemptive Stockholders pursuant to this Section 2.03, provided that such additional Shares are issued or sold by the Company within one hundred twenty (120) days of the date of the Preemptive Notice for a price per Share no less than the price per Share set forth in the Preemptive Notice, and otherwise on other terms and conditions (including aggregate amount offered) that, taken as a whole, are no less favorable to the Company than those set forth in the Preemptive Notice. If the Company does not sell such additional Shares within such 120-day period, then the preemptive right provided in this Section 2.03 shall be revived and such additional Shares may not be offered unless first reoffered to the Preemptive Stockholders in accordance herewith.

(c) In lieu of paying any non-cash consideration that is included in the purchase price for any additional Shares subject to this Section 2.03, a Preemptive Stockholder electing to purchase any such Shares pursuant to this Section 2.03 shall pay a cash amount per Share equal to the fair market value per Share of such non-cash consideration. The fair market value per Share of such non-cash consideration shall be determined either (i) in good faith by the Board of Directors, or (ii) otherwise by an independent appraiser (the “Appraiser”) selected in good faith by the Company, provided that the Appraiser shall be duly qualified, internationally recognized and approved by the Board of Directors. The valuation of such non-cash consideration by the Appraiser or Board of Directors, as the case may be, shall be final and binding on the Company and the Preemptive Stockholders absent manifest error. The Company shall include with each Preemptive Notice, if applicable, a copy of the Appraiser’s valuation report, signed by such Appraiser.

(d) The rights provided in this Section 2.02 may not be assigned or transferred by any Preemptive Stockholder; provided that (i) a Preemptive Stockholder that is a venture capital fund may assign or transfer such rights to an affiliated venture capital fund and (ii) a Preemptive Stockholder may assign or transfer such rights to a subsidiary, parent, partner, limited partner, former partner, member, former member, Affiliate or stockholder of such Preemptive Stockholder.

ARTICLE III

Books and Records

3.01 Reports to Stockholders. (a) Within 45 days after the end of each of the first three fiscal quarters of a Fiscal Year, the Company shall deliver to each Stockholder unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of such quarter and the related consolidated statements of income, balance sheets and statements of cash flow of the Company and its consolidated subsidiaries, which shall fairly present the results of operations, cash flows and financial condition of the Company, for the period from the beginning of such Fiscal Year to the end of such quarter, and for the period from the beginning of such quarter to the end of such quarter, together with a comparison to the same period in the previous Fiscal Year, in each case prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of the Company and its consolidated subsidiaries, subject to changes resulting from audit and normal year-end adjustments and excluding the customary notes thereto, together with a certificate of the Company’s chief financial officer to such effect.

(b) As soon as available, and in any event within 365 days following the end of the Company’s fiscal year, the Company shall deliver to each Stockholder audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of such Fiscal Year with a comparison to the previous Fiscal Year and the related consolidated statements of income, statements of cash flow and changes in financial position of the Company and its consolidated subsidiaries for such Fiscal Year and a comparison to the previous Fiscal Year, all in reasonable detail and accompanied by a report thereon of the Company’s independent auditors as to such consolidated financial statements presenting fairly the financial position of the Company and its consolidated subsidiaries as at the dates indicated and the results of their operations, cash flows and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as noted in the notes thereto), if applicable, and as to such audit having been made in accordance with GAAP. The Company’s independent auditors shall be of national recognized standing and designated by the Board of Directors. [NOTE: On October 20, 2006, the Required Stockholders waived compliance with Section 3.01(b) of the Stockholder Agreement to permit delivery to Qualifying Stockholders of audited consolidated financial statements of the Company (i) for fiscal year 2004, on or before July 19, 2006, and (ii) for fiscal year 2005, on or before December 31, 2006. On February 2, 2007, the Required Stockholders waived compliance with Section 3.01(b) of the Stockholder Agreement to permit delivery to Qualifying Stockholders of audited consolidated financial statements of the Company for fiscal year 2005, on or before February 28, 2007. On October 3, 2007, the Required Stockholders waived compliance with Section 3.01(b) of the Stockholder Agreement to permit delivery to Qualifying Stockholders of audited consolidated financial statements of the Company for the fiscal year ended February 28, 2007, on or before December 31, 2007. On January 8, 2008, the Required Stockholders waived compliance with Section 3.01(b) of the Stockholder Agreement to permit delivery to Qualifying Stockholders of audited consolidated financial statements of the Company for the fiscal year ended February 28, 2007, on or before January 10, 2008. On September 4, 2008, the Required Stockholders waived compliance with Section 3.01(b) of the Stockholder Agreement to permit delivery to Qualifying Stockholders of audited consolidated financial statements of the Company for the fiscal year ended February 29, 2008, on or before December 31, 2008. On December 9, 2008, the Required Stockholders amended Section 3.01(b) to require delivery of the reports to Stockholders to occur within 365 days following the end of the Company’s fiscal year.]

(c) The Company shall deliver to each Stockholder such other information relating to the financial condition, business or corporate affairs of the Company as the Stockholder may from time to time request; provided, that the Company shall not be obligated under this subsection (c) to provide information that it deems in good faith to be a trade secret or similar confidential information.

3.02 Business Plans and Budgets. No later than 45 days after the beginning of each Fiscal Year, the Company shall deliver to the Stockholders the Company’s current business plan (or an update of a prior business plan, as applicable), as approved by the Board of Directors, and an operating budget for the Company covering such Fiscal Year (subject, in the case of any Stockholder, to redaction of any competitively sensitive information, as determined by the Board of Directors in its reasonable discretion, to the extent such Stockholder, or any Affiliate thereof, shall be engaged in an activity that competes with the Company).

3.03 Inspection. The Company shall permit each Stockholder, at such Stockholder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Stockholder; provided, that the Company shall not be obligated pursuant to this Section 3.03 to provide access to any information that it deems in good faith to be a trade secret or similar confidential information.

3.04 Limitations. Notwithstanding anything else to the contrary set forth in this Agreement, the Company’s obligations in this Article III shall only apply to Stockholders that hold Shares representing at least two percent (2%) of the aggregate number of outstanding Shares at the time the Company is obligated to take any action described in this Article III.

ARTICLE IV

Governance Provisions

4.01 Board of Directors. (a) On all matters relating to the election of directors of the Company, the Company agrees to use commercially reasonable efforts to cause the Board to nominate, and the Stockholders agree to vote or act with respect to all Shares held by them so as to elect, the following designees to the Company’s Board of Directors: (i) one (1) individual designated by INVESCO Private Capital, Inc. or its Affiliates (the “INVESCO Director”), (ii) three (3) individuals designated by the Stockholders holding Series AA Preferred (including Series AA Preferred issuable upon the exercise or conversion of outstanding securities) (each a “Series AA Preferred Director”), (ii) the chief executive officer of the Company (the “CEO Director”), and (iii) one (1) person who is not employed by the Company, who is mutually acceptable to a majority of the other Directors and who would qualify as chairman of an audit committee of the Company under applicable NASDAQ listing requirements (the “Independent Director” and, together with the INVESCO Director, Series AA Preferred Directors and the CEO Director, the “Directors”), provided that (x) one of the Series AA Preferred Directors shall be an individual designated by the Principal Financial Investor for so long as the Principal Financial Investor and its Affiliates hold the most Shares of any Stockholder, and (y)

the authorized number of members comprising the Company’s Board of Directors may be increased to eight (8) members with the approval of a majority of the Directors, in which case the Board of Directors shall be comprised of the Directors and two (2) persons who are mutually acceptable to a majority of the other Directors. Any vote taken to remove any Director elected pursuant to this Section 4.01(a), or to fill any vacancy created by the resignation or death of a Director elected pursuant to this Section 4.01(a), shall also be subject to the provisions of this Section 4.01(a).

(b) Johnston Evans shall be the INVESCO Director on the Execution Date. The INVESCO Director may be removed with or without cause and replaced at any time by INVESCO Private Capital, Inc. or its Affiliates.

(c) (i) John Mumford, Kunihiro Kamiya and Karl Chicca shall be the Series AA Preferred Directors on the Execution Date. Thereafter, each of the three Series AA Preferred Directors shall be elected separately for a term of one year at the annual meeting of the Company’s stockholders or pursuant to any other reasonable procedure determined by the Board of Directors for the purpose of annually electing Series AA Preferred Directors.

(ii) Only Stockholders holding Series AA Preferred (including Series AA Preferred issuable upon the exercise or conversion of outstanding securities) shall be entitled to nominate individuals for the election of Series AA Preferred Directors.

(iii) Any Series AA Preferred Director may be removed at any time by vote of a majority in interest of Stockholders holding Series AA Preferred (including Series AA Preferred issuable upon the exercise or conversion of outstanding securities); provided that any designee of the Principal Financial Investor may be removed only by the Principal Financial Investor for so long as the Principal Financial Investor has the right to designate such Director pursuant to Section 4.01.

(iv) A vacancy created by a Series AA Preferred Director shall be filled promptly by the election of a replacement Series AA Preferred Director either at a special meeting of the Company’s stockholders or pursuant to any other reasonable procedure determined by the Board of Directors. Subject to Section 4.01(c), such replacement Series AA Preferred Director shall hold office until the next annual election of Series AA Preferred Directors, at which time such replacement Series AA Preferred Director shall be eligible for reelection.

(v) Whenever Series AA Stockholders are entitled to elect one or more Series AA Preferred Directors, each Series AA Stockholder may nominate one individual for election to the Board of Directors. Each Series AA Stockholder shall have the right to cast a number of votes equal to the total number of Shares then held by such Series AA Stockholder, multiplied by the number of Series AA Preferred Directors to be elected at such time. All nominees shall be listed on a single ballot, and each Series AA Stockholder entitled to vote in such election may allocate its votes among such nominees on such ballot in any manner that it deems appropriate, provided that no Series AA Stockholder shall cast votes for any single nominee in excess of the total number of Shares then held by such Series AA Stockholder (any such excess being deemed to have not been voted in such ballot). The election shall continue, through a multiple ballot process, with the nominee receiving the least number of votes in any ballot being excluded from future ballots until the number of nominees remaining equals the number of Series AA Preferred Director positions to be filled at such election. In the event that there are two or more nominees receiving the least number of votes cast in any ballot, the electors appointed by the Company for such election shall choose, by lot, one of such nominees, and such nominee shall be excluded from future ballots in connection with such election.

(d) In the event the CEO Director ceases to be the chief executive officer of the Company for any reason, the Stockholders agree to take all actions necessary and appropriate to remove such individual as the CEO Director and to elect, as the new CEO Director, the new chief executive officer of the Company, provided that any Person serving as “acting” or “interim” chief executive officer or in any similar temporary position shall not be nominated or elected to serve as the CEO Director.

(e) Each Major Stockholder shall be entitled to notice of and to have a single, nonvoting representative present at all meetings of the Board of Directors. Such representatives shall be entitled to receive copies of all materials provided to the Directors and shall be provided an opportunity to address the Board of Directors at any such meeting. Notwithstanding the foregoing, the Board of Directors shall have the authority to withhold materials from, and to meet in executive session outside the presence of, such representatives concerning any matter which the Board of Directors in good faith deems sensitive or confidential in nature or otherwise inappropriate for review or discussion among such representatives, as a group. The INVESCO Director and each of the nonvoting representatives of the Major Stockholders holding Senior Preferred will be entitled to reimbursement of reasonable travel expenses related to meetings of the Board of Directors of the Company.

4.02 Matters Requiring the Approval of the Stockholders. The Company shall not, and it shall not permit any Subsidiary to take, any of the following actions without the approval of the Required Stockholders (which approval, with respect to any Stockholder, shall be deemed granted if not affirmatively granted or denied by such Stockholder within ten (10) Business Days of written notice of the action to be taken):

(a) incur, assume or guarantee any secured or unsecured indebtedness for borrowed money outstanding at anytime in excess of $25,000,000 in the aggregate;

(b) effect any IPO unless the terms and conditions for the IPO (including the organization, capitalization and governance of the Company following the IPO) shall have been approved by the Required Stockholders;

(c) issue or sell directly or indirectly (other than to the Company or a wholly owned subsidiary of the Company) any equity interest in the Company or any Significant Subsidiary or any security or other right exercisable, convertible, exchangeable or redeemable for an equity interest in the Company or any Subsidiary, other than the Shares and other equity interests authorized by Article III or issued in connection with a bona fide business acquisition that does not require the approval of the Required Stockholders pursuant to Section 4.02(f);

(d) except as permitted pursuant to Section 2.02, directly or indirectly redeem, purchase, retire or otherwise acquire for value (other than from a wholly owned subsidiary of the Company) any Share or other equity interest in the Company or any Subsidiary or set aside any amount for any such purpose;

(e) effect any Specified Acquisition if the aggregate cash consideration (including the assumption of liabilities, as determined in accordance with GAAP) paid by the Company and its Subsidiaries for all Specified Acquisitions, including such Specified Acquisition, consummated during the preceding 24–month period will exceed $50,000,000 (it being understood that the consideration paid by the Company or a Subsidiary in connection with a Specified Acquisition may also include equity of the Company or a Subsidiary, provided that the provisions of the clause (f) below are not violated by such issuance);

(f) engage in any Business Combination, other than with a wholly owned subsidiary of the Company, or any Liquidation Event as defined in the Certificate of Incorporation;

(g) declare or pay any dividends or other interim distributions;

(h) effect any reclassification or reorganization of the equity interests of the Company (other than any reclassification or reorganization that is made solely for the purpose of changing the domicile of the Company within the United States);

(i) amend the Bylaws or the Certificate of Incorporation;

(j) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, consent to the institution of, or fail to contest in a timely and appropriate manner, any involuntary proceeding or petition of the type described above, apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary, file an answer admitting the material allegations of a petition filed against it in any such proceeding, or make a general assignment for the benefit of creditors;

(k) change the authorized number of directors or the classes or series of capital stock who elect them in a manner that conflicts with the provisions of this Agreement;

(l) authorize or issue any other class of capital stock that is senior to or on parity with the Senior Preferred, or increase the authorized number of shares of Preferred Stock; or

(m) commit to do any of the foregoing actions set forth in (a) through (l) of this Section 4.02.

ARTICLE V

Rights of First Refusal; Co-Sale Rights

5.01 Rights of First Refusal. (a) If at any time a Stockholder proposes to Transfer any Shares now or hereafter held by such Stockholder (a “Selling Stockholder”), then the Selling Stockholder shall promptly give the Company and each Significant Stockholder written notice of the Selling Stockholder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Shares to be transferred (“Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration to be received and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Stockholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the Transfer is being made pursuant to the provisions of Section 5.04, the Transfer Notice shall state under which specific subsection the Transfer is being made.

(b) Company’s Right of First Refusal. The Company shall have an option for a period of ten (10) Business Days from delivery of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Stockholder in writing before expiration of such ten (10) Business Day period as to the number of Offered Shares that it wishes to purchase. If the Company gives the Selling Stockholder notice that it desires to purchase any Offered Shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than thirty (30) Business Days after delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 5.01(e). If the Company fails to purchase any or all of the Offered Shares by exercising the option granted in this Section 5.01(b) within the period provided, the remaining Offered Shares shall be subject to the options granted to the Significant Stockholders pursuant to Section 5.01(d).

(c) Additional Transfer Notice. Subject to the Company’s option set forth in Section 5.01(b), if at any time the Selling Stockholder proposes a Transfer, then, within five (5) Business Days after the Company has declined to purchase all or a portion of the Offered Shares or the Company’s option to so purchase the Offered Shares has expired, the Selling Stockholder shall give each Significant Stockholder an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares that the Company has declined to purchase (the “Remaining Shares”) and briefly describe such Significant Stockholders’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

(d) Significant Stockholders’ Right of First Refusal.

(i) Each Significant Stockholder (other than the Selling Stockholder) shall have an option for a period of fifteen (15) Business Days from the delivery of the Additional Transfer Notice from the Selling Stockholder set forth in Section 5.01(c) to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Significant Stockholder (other than the Selling Stockholder) may exercise such purchase option and purchase all or any portion of his, her or its pro rata share of the Remaining Shares (a “Participating Stockholder” for purposes of Section 5.01(d) and 5.01(e)), by notifying the Selling Stockholder and the Company in writing, before expiration of the fifteen (15) Business Day period as to the number of Remaining Shares that he, she or it wishes to purchase (the “Participating Stockholder Notice”). Each Participating Stockholder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, the numerator of which shall be the number of shares of Common Stock (including shares issuable upon exercise or conversion of outstanding securities) owned by such Participating Stockholder on the date of the Transfer Notice and denominator of which shall be the total number of shares of Common Stock (including shares issuable upon exercise or conversion of outstanding securities) held by all Participating Stockholders (excluding the Selling Stockholder) on the date of the Transfer Notice.

(ii) In the event any Significant Stockholder elects not to purchase its pro rata share of the Remaining Shares available pursuant to its option under Section 5.01(d)(i) within the time period set forth therein, then the Selling Stockholder shall promptly give written notice (the “Overallotment Notice”) to each Participating Stockholder that has elected to purchase all of its pro rata share of the Remaining Shares (each a “Fully Participating Stockholder”), which notice shall set forth the number of Remaining Shares not purchased by the other Significant Stockholders, and shall offer the Fully Participating Stockholders the right to acquire the unsubscribed Remaining Shares. Each Fully Participating Stockholder shall have ten (10) Business Days after delivery of the Overallotment Notice to deliver a written notice to the Selling Stockholder (the “Participating Stockholder Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed shares that it will purchase in the event that any other Fully Participating Stockholder elects not to purchase its pro rata share of the unsubscribed shares. Each Fully Participating Stockholder’s pro rata share of the unsubscribed shares shall be a fraction, the numerator of which shall be the number of shares of Common Stock (including shares issuable upon exercise or conversion of outstanding securities) owned by such Fully Participating Stockholder on the date of the Transfer Notice and denominator of which shall be the total number of shares of Common Stock (including shares issuable upon exercise or conversion of outstanding securities) held by all Fully Participating Stockholders on the date of the Transfer Notice. Each Participating Stockholder shall be entitled to apportion shares to be purchased among its partners and affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund), provided that such Participating Stockholder notifies the Selling Stockholder of such allocation.

(e) Payment.

(i) The Participating Stockholders shall effect the purchase of the Remaining Shares with payment by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than fifty (50) Business Days after delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 5.01(e)(ii).

(ii) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Stockholders) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Stockholder and the Company (or the Participating Stockholders) cannot agree on such cash value within ten (10) Business Days after delivery to the Company of the Transfer Notice (or the delivery of the Additional Transfer Notice to the Significant Stockholders), the valuation shall be made by an appraiser of recognized standing selected by the Selling Stockholder and the Company (or the Participating Holders) or, if they cannot agree on an appraiser within fifteen (15) Business Days after delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Significant Stockholders), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared pro rata by the Company and the Participating Stockholders, based on the number of shares each such party has expressed an interest in purchasing pursuant to this Section 5.01. If the time for the closing of the Company’s purchase or the Participating Stockholders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth Business Day after such valuation shall have been made pursuant to this subsection.

5.02 Right of Co-Sale. (a) To the extent the Company and the Significant Stockholders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 5.01, then each Significant Stockholder (other than the Selling Stockholder) (a “Selling Holder” for purposes of this Section 5.02) that notifies the Selling Stockholder in writing within fifteen (15) Business Days after delivery of the Additional Transfer Notice referred to in Section 5.01(a) shall have the right to participate in such sale of Shares on the same terms and conditions as specified in the Transfer Notice. Such Selling Holder’s notice to the Selling Stockholder shall indicate the number of shares of capital stock of the Company that the Selling Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Significant Stockholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Shares that the Selling Stockholder may sell in the Transfer shall be correspondingly reduced.

(b) Each Selling Holder may sell all or any part of that number of shares of capital stock of the Company equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Transfer Notice that have not been subscribed for pursuant to Section 5.01 by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including shares issuable upon exercise or conversion of outstanding securities) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of shares of Common Stock (including shares issuable upon exercise or conversion of outstanding securities) owned by the Selling Stockholder and all of the Selling Holders on the date of the Transfer Notice.

(c) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Selling Stockholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the type and number of shares of capital stock of the Company that such Selling Holder elects to sell; or

(ii) that number of shares of capital stock of the Company that are at such time convertible into the number of shares of Common Stock that such Selling Holder elects to sell; provided, that if the prospective third-party purchaser objects to the delivery of shares of capital stock of the Company in lieu of Common Stock, such Selling Holder shall convert such shares of capital stock of the Company into Common Stock and deliver Common Stock as provided in this Section 5.02. The Company agrees to make any such conversion concurrent with the actual Transfer of such shares to the purchaser and contingent on such Transfer.

(d) The stock certificate or certificates that the Selling Holder delivers to the Selling Stockholder pursuant to Section 5.02(c) shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Stockholder shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its rights of co-sale hereunder, the Selling Stockholder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, the Selling Stockholder shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

5.03 Non-Exercise of Rights. To the extent that the Company and the Significant Stockholders have not exercised their rights to purchase the Offered Shares or the Remaining Shares within the time periods specified in Section 5.01 and the Significant Stockholders have not exercised their rights to participate in the sale of the Remaining Shares within the time periods specified in Section 5.02, the Selling Stockholder shall have a period of thirty (30) Business Days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Shares and the Remaining Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event Selling Stockholder does not consummate the sale or disposition of the Offered Shares and Remaining Shares within the thirty (30) Business Day period from the expiration of these rights, the Company’s first refusal rights and the Significant Stockholders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by the Selling Stockholder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company and the Significant Stockholders to purchase Shares from the Selling Stockholder or participate in sales of Shares by the Selling Stockholder shall not adversely affect their rights to make subsequent purchases from the Selling Stockholder of Shares or subsequently participate in sales of Shares by the Selling Stockholder.

5.04 Limitations to Rights of First Refusal and Co-Sale. Notwithstanding the provisions of Sections 5.01 and 5.02 of this Agreement, the first refusal rights of the Company and first refusal and co-sale rights of the Significant Stockholders shall not apply to any Transfer of Shares to (a) a member of such Stockholder’s family group or (b) a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of such Stockholder; provided, that (i) the Stockholder shall inform the Company and the other Significant Stockholders of such Transfer prior to effecting it and (ii) each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Stockholder under this Agreement with respect to the transferred Shares. Any such transferred Shares shall remain “Shares” hereunder, and such transferee shall be treated as a “Stockholder” for purposes of this Agreement.

5.05 Prohibited Transfers.

(a) Except as otherwise provided in this Agreement, each Stockholder will not Transfer all of any part of or any interest in the Shares. Any Transfer of Shares not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(b) In the event a Stockholder should sell any Shares in contravention of the co-sale rights of the Selling Holders under Section 5.02 (a “Prohibited Transfer”), the other

Significant Stockholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below under subsection (c), and the Stockholder shall be bound by the applicable provisions of such option.

(c) In the event of a Prohibited Transfer, each Significant Stockholder shall have the right to sell to the Selling Stockholder, and such Selling Stockholder shall be obligated to purchase from such Significant Stockholder, the type and number of Shares equal to the number of Shares each Significant Stockholder would have been entitled to Transfer to the third-party transferee(s) under Section 5.02 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the Shares are to be sold to the Selling Stockholder shall be equal to the price per share paid by the third-party transferee(s) to the Selling Stockholder in the Prohibited Transfer. The Selling Stockholder shall also reimburse each Significant Stockholder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Significant Stockholder’s rights under Section 5.02.

(ii) Within sixty (60) Business Days after the later of the date on which the Significant Stockholder (A) receives notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, each Significant Stockholder shall, if exercising the option created hereby, deliver to the Selling Stockholder the certificate or certificates representing Shares to be sold, each certificate to be properly endorsed for transfer.

(iii) The Selling Stockholder shall, upon receipt of the certificate or certificates for the Shares to be sold by a Significant Stockholder pursuant to this Section 5.05, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 5.05(c)(i), in cash or by other means acceptable to the Significant Stockholder.

5.06 Bylaw Restrictions. The Company and each Stockholder acknowledge the transfer restrictions in Section 7.10 of the Bylaws and agree that, notwithstanding anything herein to the contrary, the provisions of this Article V shall only apply after termination of such transfer restrictions.

ARTICLE VI

[RESERVED]

ARTICLE VII

Miscellaneous

7.01 Effectiveness. This Agreement shall become effective and binding on the parties hereto on the Execution Date. This Agreement shall terminate upon the earliest to occur of:

(a) The date upon which this Agreement is terminated in accordance with the terms of a writing signed by the Required Stockholders;

(b) The closing date of any (i) merger, consolidation or other business combination of the Company with or into any other person or any merger, consolidation or other business combination of any person with or into the Company, if as a result of such transaction the Authorized Persons would own, directly or indirectly on a fully diluted basis, less than fifty-one percent (51%) of the equity of the entity surviving such merger, consolidation or other business combination (assuming the exercise of all outstanding options, warrants or other rights to acquire equity in such entity) or less than fifty-one percent (51%) of the voting power of the entity surviving such merger, consolidation or other business combination (assuming the exercise of all outstanding options, warrants or other rights to acquire equity in such entity), or the Company is not the surviving entity of such business combination, (ii) sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of all or a substantial portion of the assets of the Company to any person, or (iii) sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of all or a substantial portion of the assets of any person to the Company, if as a result of such transaction the Authorized Persons would own directly or indirectly on a fully diluted basis, less than fifty-one percent (51%) of the equity of the Company or less than fifty-one percent (51%) of the voting power of the Company; or

(c) The closing date of a Qualified IPO.

7.02 Amendments and Consents. This Agreement may be amended, and any provision hereof may be waived, only in a writing signed by the Required Stockholders; provided, however, that:

(a) any amendment or waiver that adversely affects the rights or obligations of any Stockholder under this Agreement in a manner different than other Stockholders holding Shares of the same Class shall not be effective without the consent of such Stockholder;

(b) any amendment or waiver that materially adversely affects the relative rights or obligations under this Agreement of Stockholders holding a particular Class of Shares, including voting rights or rights to designate representatives to the Board of Directors, in a manner different than holders of other Classes of Shares, shall also require the approval of a majority in interest of the Stockholders holding Shares of the affected Class; and

(c) any amendment or waiver of Article V shall also require the approval of a majority in interest of the Significant Stockholders.

Notwithstanding the foregoing, the Company may amend the Schedules from time to time to accurately reflect the Stockholders of the Company at such time (including the names and contact information for the Stockholders).

7.03 Notices. All notices, elections, requests and other communications to any Stockholder shall be in writing (including a facsimile, e-mail or similar writing) and shall be given to such Stockholder at its address or facsimile number set forth on Schedule I or at such other address or facsimile number as such Stockholder shall hereafter specify in writing to the Company. Each such notice, election, request or other communication shall be effective (a) if given by facsimile or email, at the time such facsimile or email is transmitted and an appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (b) if given by mail, three Business Days (or, if to an address outside the United States, seven calendar days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid or (c) if given by any other means, when delivered at the address specified pursuant to this Section 7.03.

7.04 No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Holder. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

7.05 Expenses of Stockholders. The expenses and fees of each party incurred in connection with its participation as a Stockholder, including fees incurred prior to the Execution Date, shall be borne solely by such party.

7.06 Waivers. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of any covenant, agreement, term or condition shall operate as a waiver of any covenant, agreement, term or condition of this Agreement. Any Stockholder by notice may, but shall not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of any other Stockholder. No waiver shall affect or alter the remainder of this Agreement, and each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach.

7.07 No Bill for Accounting. In no event shall any Stockholder or Holder have any right to file a bill for an accounting or any similar proceeding.

7.08 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No oral covenant, representation or condition shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

7.09 Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

7.11 Severability. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

7.12 Aggregation of Shares. All Shares acquired and held by a Stockholder, an Affiliate of such Stockholder or a Permitted Transferee of such Stockholder shall be aggregated together for the purpose of determining the availability of any rights of such Stockholder under this Agreement.

7.13 Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, each of the Stockholders hereby irrevocably waives any right or power that such Stockholder might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the termination, dissolution and liquidation of the Company. Each of the Stockholders has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 7.13 and without such waivers no Stockholder would have entered into this Agreement. No Stockholder shall have any interest in any specific assets of the Company. The Shares are personal property.

7.14 Confidentiality. Each Stockholder and the Company agrees to keep confidential (and to use reasonable efforts to cause its respective agents and representatives to keep confidential) in accordance with its customary practices any Confidential Information and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Stockholders and the Company shall be permitted to disclose Confidential Information (a) to such of its respective officers, directors, employees, agents, limited partners, members Affiliates and representatives as need to know such Confidential Information, (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, (c) in connection with any suit, action or proceeding relating to the enforcement of its rights under this Agreement or (d) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 7.14 or (ii) becomes available to the Company or the Stockholder on a nonconfidential basis from a source other than the Company or another Stockholder. For the purposes of this Section 7.14, “Confidential Information” shall mean all financial statements, certificates, reports, agreements, information and other items and materials (including all analyses, compilations and studies prepared by any Person based on any of the foregoing) (A) received by the Company from any Stockholder or received by any Stockholder from the Company or any other Stockholder, (B)(1) related to the Company or any service or product offered by the Company or (2) useful in the Company’s business or operations and (C) marked as confidential, other than any of the foregoing that have been previously disclosed in a document that is available to the public. Notwithstanding the foregoing, a Stockholder or the Company may disclose and use the ideas, concepts, know-how and techniques related to such Person’s business activities, which are contained in the Confidential Information disclosed to such Stockholder or the Company pursuant to the terms of this Section 7.14 and retained in the memories of the employees of such Stockholder or the Company who have had access to such Confidential Information, provided that such Stockholder or the Company has not encouraged its employees to commit such Confidential Information to memory for such use or disclosure; provided, however, that nothing contained in this sentence gives such Stockholder or the Company the right to disclose (a) the source of such Confidential Information, (b) any statistical or personnel data of any Stockholder or the Company or (c) the business plans of the Company or such Stockholder. The provisions of this Section 7.14 shall remain operative and in full force and effect on each Stockholder for a period of three years following the date that it ceases to hold any Shares. This Section 7.14 shall be in addition to any other Agreements relating to confidentiality that may be entered into by any Stockholders and/or the Company after the date hereof, including any user agreement relating to services offered by the Company to its customers (including Stockholders).

7.15 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT THE FEDERAL ARBITRATION ACT, AS AMENDED (THE “FAA”), SHALL APPLY IN PLACE AND INSTEAD OF ANY DELAWARE ARBITRATION LAWS OR REGULATIONS.

7.16 Dispute Resolution; Waiver of Jury Trial. (a) To the fullest extent permitted by the DGCL and other applicable law, any controversy, claim or dispute arising out of or relating to this Agreement or any breach hereof, including any dispute concerning the scope of this Section 7.16, shall be resolved exclusively by binding arbitration conducted before an arbitrator in accordance with the most applicable then existing Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”) (or any successor or other institution performing comparable services). In order to commence a proceeding pursuant to this Section 7.16(a), any Person having rights under this Agreement (including, if applicable, the Company) shall provide written notice of such intent to (i) each other Person having an interest in any such proceeding and (ii) if not a party to such proceeding, the Company. Within twenty (20) Business Days after notice of any such proceeding is deemed to have been given, the parties to such proceeding shall use commercially reasonable efforts to appoint a sole arbitrator by agreement of such parties confirmed in accordance with the Rules. If an arbitrator is so appointed and if the Company is not a party to such proceeding, the parties to such proceeding shall cause the Company to be notified of the name and contact information of such arbitrator. If the parties to such proceeding shall fail to appoint an arbitrator within the requisite time period, they shall within twenty (20) Business Days after the expiration of such time period, use commercially reasonable efforts to appoint a former judge of an appellate court of the state in which the Company’s headquarters is located, a United States District Court or a United States Court of Appeals, to serve as the arbitrator for the proceeding. In the event that the parties to such proceeding are unable to select an arbitrator pursuant to the immediately preceding sentence, they shall petition the Chief Judge for the United States District Court for the District of Delaware to appoint the arbitrator. If such Chief Judge shall fail to appoint an arbitrator, the parties to such proceeding shall either (i) comply with any legal process specified by a judge of such District Court to appoint an arbitrator or (ii) if no such process is specified, use commercially reasonable efforts to appoint a sole arbitrator by submitting an application to such District Court pursuant to Section 5 of the FAA. The arbitration shall be conducted in the English language, and the arbitrator shall be bound to give effect to the express terms of the Agreement and may not award relief or otherwise make an award that is contrary to such express terms. Judgment upon any such arbitration award may be entered by any Federal, state or foreign court having proper jurisdiction thereof. The Company and each Stockholder hereby consent to jurisdiction for such purposes in any Federal or state court in the State of Delaware and irrevocably waive any objection to the laying of venue of any such action in such court or that any such court is an inconvenient forum. Unless otherwise agreed to by the parties to an arbitration, the situs of any such arbitration shall be selected by the arbitrator, provided that such location is within 25 miles of the headquarters of the Company. The costs of the arbitration shall be borne by the parties on such equitable basis as the arbitrator shall determine.

(b) WITHOUT LIMITING THE GENERALITY OF PARAGRAPH (a) ABOVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) The provisions of this Section 7.16 shall survive the termination of this Agreement or the dissolution of the Company.

7.17 Public Announcements. Neither the Company nor any Stockholder shall, or shall permit any of the Subsidiaries to, disclose any Stockholder’s name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Person, which consent shall not be unreasonably withheld, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Person describing in reasonable detail the proposed content of such disclosure and shall permit such Person to review and comment upon the form and substance of such disclosure.

7.18 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable other than in connection with the transfer of a Share permitted under the Bylaws.

7.19 Additional Purchasers. Upon the sale of additional Senior Preferred to any Additional Purchaser in accordance with Section 1.3 of the Senior Preferred Purchase Agreement, the Company, without prior action on the part of any Stockholder, shall require each Additional Purchaser to execute and deliver this Agreement. Each such Additional Purchaser, upon execution and delivery of this Agreement by such Additional Purchaser, shall be deemed a Stockholder hereunder.

7.20 Pay to Play. In the event a Stockholder or its assignee does not purchase its Pro Rata Share of 15,625,000 shares of Series CC Preferred Stock proposed to be issued under that certain Series CC Purchase Agreement, dated as of June 26, 2008, as amended (“Purchase Agreement”), by the Second Closing (as defined in the Purchase Agreement) (each a “Non-Participating Investor”), then, as of the Second Closing, such Non-Participating Investor shall no longer be entitled to the rights set forth in this Agreement, and, accordingly, shall no longer be deemed a “Stockholder” (except as described below), “Major Stockholder”, “Participating Stockholder”, “Required Stockholder”, “Selling Holder” or a “Significant Stockholder” (except as described below) under this Agreement. Notwithstanding the foregoing, each Non-Participating Investor shall continue to be deemed a “Stockholder” for purposes of Sections 7.03 (Notices), 7.05 (Expenses of Stockholders), 7.07 (No Bill for Accounting), 7.13 (Waiver of Partition; Nature of Interest), 7.14 (Confidentiality), and 7.17

(Public Announcements). Furthermore, while each Non-Participating Investor will no longer have the rights of a “Significant Stockholder” under Article V of this Agreement, the Shares held by such Non-Participating Investor shall continue to be subject to Article V of this Agreement such that a Non-Participating Investor may be a “Selling Stockholder” under Article V and a “Stockholder” under Sections 5.04, 5.05(a), 5.05(b) and 5.06. For purposes of this Section, a Stockholder’s “Pro Rata Share” shall mean the percentage equal to (x) the shares of Preferred Stock held by such Stockholder immediately prior to June 26, 2008 divided by (y) the total number of shares of Preferred Stock issued and outstanding immediately prior to June 26, 2008. [Amended on June 26, 2008 re Series CC Financing Purchase Agreement].

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the Execution Date.

E2OPEN, INC.

By:

Name:

Title:

STOCKHOLDERS

INVESTOR

By:

Name:

Title:

SIGNATURE PAGE TO E2OPEN, INC. SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

SCHEDULE I

STOCKHOLDERS AND NOTICE INFORMATION

Stockholder	Notice Information

Acer, Inc.	Address:

Telephone:
Facsimile:
Attn:

Hitachi Maxwell, Ltd.	Address:

Telephone:
Facsimile:
Attn:

LG Electronics Inc.	Address:

Telephone:
Facsimile:
Email:
Attn:

Lucent Technologies Inc.	Address:

Telephone:
Facsimile:
Attn:

Stockholder	Notice Information

Panasonic Corporation	Address:

Telephone:
Facsimile:
Attn:

Nortel Networks Limited	Address:

Telephone:
Facsimile:
Attn:

With a copy to:

Nortel Networks, Inc.

Address:

Telephone:
Facsimile:
Attn:

Seagate Technology LLC	Address:

Telephone:
Facsimile:
Attn:

Solectron Corporation	Address:

Telephone:
Facsimile:
Attn:

Toshiba Corporation	Address:

Telephone:
Facsimile:
Attn:

Stockholder	Notice Information

Crosspoint Venture Partners 2000	Address:
(Q), L.P.

Telephone:
Facsimile:
Attn:

Crosspoint Venture Partners 2000,	Address:
L.P.

Telephone:
Facsimile:
Attn:

Morgan Stanley Dean Witter	Address:
Venture Partners IV, L.P.
Telephone:
Facsimile:
Attn:

Morgan Stanley Dean Witter	Address:
Venture Investors IV, L.P.
Telephone:
Facsimile:
Attn:

Morgan Stanley Dean Witter	Address:
Venture Offshore Investors IV, L.P.
Telephone:
Facsimile:
Attn:

Morgan Stanley Dean Witter	Address:
Equity Funding, Inc.
Telephone:
Facsimile:
Attn:

Stockholder	Notice Information

Chancellor V, L.P.	Address:

Telephone:
Facsimile:
Attn:

Chancellor V-A, L.P.	Address:

Telephone:
Facsimile:
Attn:

Vendanta Capital, LLC	Address:

Telephone:
Facsimile:
Attn:

Citiventure 2000, L.P.	Address:

Telephone:
Facsimile:
Attn:

JK&B Capital IV, L.P.	Address:

Telephone:
Facsimile:
Attn:

JK&B Capital IV QIP, L.P.	Address:

Telephone:
Facsimile:
Attn:

Stockholder	Notice Information

B&M Ventures, LLC	Address:

Telephone:
Facsimile:
Attn:

Daitung Development and	Address:
Investment Corporation
Telephone:
Facsimile:
Attn:

Litung Venture Capital Corporation	Address:

Telephone:
Facsimile:
Attn:

Shengtung Venture Capital	Address:
Corporation
Telephone:
Facsimile:
Attn:

Greg Clark	Address:

PACO (for the benefit of Cross	Address:
Creek Capital, L.P.)
Telephone:
Facsimile:
Attn:

PACO (for the benefit of Cross	Address:
Creek Capital Employees’ Fund,
L.C.)	Telephone:
Facsimile:
Attn:

JBM 2009 Irrevocable Trust	Address:

Telephone:
Facsimile:
Attn: